RMR REAL ESTATE FUND

AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST

      AMENDMENT NO. 3, dated as of February 20, 2008 to the
Second Amended and Restated Agreement and Declaration of Trust
of the RMR Real Estate Fund dated as of December 5, 2003
(as previously heretofore amended, the Agreement and
Declaration of Trust).
      Article III, Section 2 of the Agreement and Declaration
of Trust is replaced in its entirety with the following text:
Section 2.	Ownership of Shares.  The ownership of Shares shall
be recorded on the books of the Trust or a transfer or similar agent. The Board of Trustees may, but shall not be obligated to, provide that Shares be represented by a certificate.
Notwithstanding the foregoing, upon request, every Shareholder shall be entitled to have a certificate stating the number
and the class and the designation of the series, if any, of the
Shares held by such Shareholder, in such form as shall,
in conformity to law, be prescribed from time to time by the trustees. Certificates shall be executed on behalf of the Trust by the president or a vice president and by the treasurer or secretary. Such signatures may be facsimiles. In case any
officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the
Trust with the same effect as if such individual were such
officer at the time of its issue. Subject to the foregoing,
the trustees may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of
Shares and similar matters. The record books of the Trust
as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each class and series and as to the number of Shares of
each class and series held from time to time by each Shareholder.
      Article VI, Section 4(b)(2) of the Agreement and
Declaration of Trust is replaced in its entirety with the following text:
(2)	For nominations for election to the Board of Trustees or
other business to be properly brought before an annual meeting by a shareholder pursuant to clause (ii) of Section 4(b)(1), the shareholder must have given timely notice thereof in writing to the secretary of the Trust and such other business must
otherwise be a proper matter for action by shareholders.
To be timely, a shareholders notice shall set forth all
information required under this Section 4 and shall be
delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the
90th day nor earlier than the 120th day prior to the first
anniversary of the date of mailing of the notice for the
preceding years annual meeting; provided, however, that
in the event that the date of mailing of the notice for
the annual meeting is advanced or delayed by more than 30
days from the anniversary date of the date of mailing of the notice for the preceding years annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of: (i) the 90th day prior to the date of mailing of the notice for such annual meeting or (ii) the 10th day
following the day on which public announcement of the date
of mailing of the notice for such meeting is first made by the
Trust.  In no event shall the public announcement of a
postponement of the mailing of the notice for such annual
meeting or of an adjournment or postponement of an annual
meeting to a later date or time commence a new time period
for the giving of a shareholders notice as described above.
No shareholder may give a notice to the secretary described
in this Section 4(b)(2) unless such shareholder holds a
certificate or certificates, as the case may be, for all
Trust shares owned by such shareholder, and a copy of each
such certificate shall accompany such shareholders notice
to the secretary in order for such notice to be effective.
A shareholders notice shall set forth:
(i)	as to each person whom the shareholder proposes to nominate
for election or reelection as a trustee, (1) such persons name, age, business address and residence address, (2) the class,
series and number of shares of capital stock of the Trust that are beneficially owned or owned of record by such person, (3)
the date such shares were acquired and the investment intent of such acquisition, (4) the record of all purchases and sales of securities of the Trust by such person during the previous
12 month period including the date of the transactions, the
class, series and number of securities involved in the
transactions and the consideration involved and (5) all other information relating to such person that is required to be
disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not
involved), or is otherwise required, in each case pursuant to
Regulation 14A (or any successor provision) under the Exchange
Act, including such persons written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;
(ii)	as to any other business that the shareholder proposes to
bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any
material interest in such business of such shareholder and
any Shareholder Associated Person (as defined below), including any anticipated benefit therefrom;
(iii)	as to the shareholder giving the notice and any Shareholder
Associated Person, the class, series and number of shares
of the Trust which are owned of record by such shareholder
and by such Shareholder Associated Person, if any, and the
class, series and number of, and the nominee holder for,
shares owned beneficially but not of record by such shareholder and by any such Shareholder Associated Person;
(iv)	as to the shareholder giving the notice and any
Shareholder Associated Person, the name and address of such
shareholder, as they appear on the Trusts stock ledger and
current name and address, if different, of such Shareholder
Associated Person;
(v)	as to the shareholder giving the notice and any
Shareholder Associated Person, the record of all purchases
and sales of securities of the Trust by such shareholder or
Shareholder Associated Person during the previous 12 month
period including the date of the transactions, the class,
series and number of securities involved in the transactions and the consideration involved; and
(vi)	to the extent known by the shareholder giving the
notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of such shareholders notice.
      Article VI, Section 4(e) of the Agreement and Declaration of Trust is amended to add the following sentence at the end of that section:
No shareholder may give a notice to the secretary pursuant to this Section 4(e) unless such shareholder holds a certificate or certificates, as the case may be, for all Trust shares owned by such shareholder, and a copy of each such certificate shall accompany such shareholders notice to the secretary in order for such notice to be effective.
      IN WITNESS WHEREOF, RMR Estate Fund has caused this
Amendment No. 3 to the Agreement and Declaration of Trust to be executed by its duly authorized officer as of the day and year first above written.

RMR REAL ESTATE FUND
By: /s/ Adam D. Portnoy
Adam D. Portnoy
President